Exhibit 10.3

FOR IMMEDIATE RELEASE


Contacts:
     Robert P. Giargiari, Investor Relations (619) 812-7179
     Patricia Sullivan, Corporate Communications (619) 812-7146
     E-Mail:  IR@mobi.com

MBI Announces Patent Office Action in Sonus Reexamination

San Diego, California, December 15, 1998 -- Molecular Biosystems, Inc. (NYSE: MB) today announced that it has received correspondence from the U.S. Patent & Trademark Office (PTO) with respect to a patent held by Sonus Pharmaceuticals, Inc.

On the basis of amendments after final rejection in reexamination proceedings, the PTO has indicated that certain claims in Sonus' U.S. Patent No. 5,558,094 ('094) are allowable by the agency, subject to the issuance of a reexamination certificate. According to the PTO correspondence, none of the original '094 patent claims which Sonus had asserted against MBI will be allowed by the PTO without amendment. In June 1998, the PTO rejected the Sonus patent in its original form, based on prior art not cited by Sonus.

The '094 patent, along with Sonus' U.S. Patent 5,573,751, are involved in a lawsuit pending in the U.S. District Court in Seattle. In the litigation, MBI continues to challenge the validity of these patents and their applicability to MBI's products and processes.

MBI holds more than 60 valid patents worldwide protecting its proprietary microsphere technology, which has enabled the development of OPTISON(r), the only FDA-approved advanced generation ultrasound contrast agent.

Molecular Biosystems (NYSE: MB), based in San Diego, California, is a world leader in the development and commercialization of ultrasound contrast agents for diagnostic imaging. The company's innovative products, including OPTISON and ORALEX(r), enable improved diagnoses of common disease through clearer ultrasound images. Information about MBI may be obtained via fax by calling 888/329-4007 (toll-free) or via the internet by pointing your browser to (http://www.mobi.com).

Statements in this press release may constitute forward looking statements and are subject to numerous risks and uncertainties, including the expense and uncertain outcome of the patent litigation to which the company is a party, including the possibility of injunctive relief prohibiting the company from selling OPTISON; decisions by the Patent and Trademark Office favoring competitors' patents; delays or inability to continue marketing OPTISON in Europe as a result of regulatory delays or patent litigation; and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission. The actual results may differ materially from those projected in this press release. The company disclaims any obligation to update the statements in this press release.